ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20080396422-56
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/11/2008 10:52 AM
	Entity Number C638-1986

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ActionView International, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article III (a) to read as follows:
"The purpose of this corporation is to engage in any lawful act or activity for which a corporation may beorganized under the Nevada Revised Statutes other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Nevada Revised Statutes."

Article III (d) to read in part as follows:
"…as conferred by the State of Nevada…"

Article IV to read as follows:
"The total number of shares of stock which the Corporation shall have authority to issue is one billion fifty million (1,050,000,000) which shall consist of one billion (1,000,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and fifty million (50,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: Majority

4. Effective date of filing (optional): 6/10/08
(must not be later than 90 days after the certificate is filed)

5. Officer Signature **(Required)**: X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.